Exhibit 5.2

POP GLOBAL ACQUISITION LIMITED Genesis Building, 5th Floor Genesis Close, PO Box 446 Cayman Islands, KY1-1106	D +852 3656 6054 E nathan.powell@ogier.com D +852 3656 6073 E rachel.huang@ogier.com Reference: NMP/RYH/518601.00001

1 October 2026

POP GLOBAL ACQUISITION LIMITED (Company number: 436772) (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act), (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	up to 10,000,000 units (the Units), each Unit consisting of one ordinary share of the Company of par value US$0.0001 each (the Ordinary Shares) and one warrant entitling the holder thereof to purchase one Ordinary Share (the Warrants);

(b)	up to 1,500,000 Units (the Over-Allotment Units) which the several underwriters, for whom Kingswood Capital Partners, LLC is acting as representative (the Representative), will have a 45-day option to purchase from the Company to cover over-allotments, if any;

(c)	200,000 Ordinary Shares (or 230,000 Ordinary Shares if the over-allotment option is exercised in full) (the Representative Shares) which the Company has agreed to issue to the Representative or its designees;

(d)	all Ordinary Shares and the Warrants issued as part of the Units and the Over-Allotment Units; and

(e)	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles (each as defined in Schedule 1) to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares

(c)	The Ordinary Shares included in the Units and Over-Allotment Units and the Representative Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement (each as defined in Schedule 1), have been duly authorised and when issued by the Company upon:

(i)	payment in full of the consideration therefor as set out in, and otherwise in accordance with, the Registration Statement and the Underwriting Agreement and the then-effective memorandum and articles of association of the Company; and

(ii)	such issuance of the Ordinary Shares and the Representative Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be validly issued, fully paid and non-assessable.

(d)	Any Ordinary Shares to be issued by the Company pursuant to the Warrants, in each case when the Warrants are exercisable under the terms of the Warrants Documents (as defined in Schedule 1), referred to within the Registration Statement, have been duly authorised and when issued by the Company upon:

(i)	due exercise of the Warrants comprised in the Units and Over-Allotment Units in accordance with the terms set out in the Registration Statement (including the terms in the Warrants Documents) and in accordance with the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

Cayman Islands taxation

(f)	The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

(g)	Payments of dividends and capital in respect of the Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Ordinary Shares, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax.

(h)	No stamp duty is payable in the Cayman Islands in respect of the issue of the Ordinary Shares or on an instrument of transfer in respect of the Ordinary Shares, so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement and the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement and the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the headings “Legal Matters”, “Risk Factors” and “Enforcement of Civil Liabilities”.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The certificate of incorporation of the Company dated 1 July 2026 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with the Registrar on 1 July 2026 (the Memorandum and Articles).

3	The written resolutions of all the directors of the Company dated 30 September 2026 (the Board Resolutions).

4	A certificate of good standing dated 28 September 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	The register of members of the Company dated 7 July 2026 (the Register of Members).

6	The register of directors and officers of the Company filed with the Registrar on 13 July 2026 (together with the Register of Members, the Registers).

7	A certificate dated 1 October 2026 as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

8	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 1 October 2026 (the Register of Writs).

9	A search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 1 October 2026 (the CORIS Search).

10	The Registration Statement.

11	A draft specimen unit certificate representing the Units and the Over-Allotment Units exhibited in the Registration Statement (the Unit Certificates).

12	A draft specimen certificate for the Ordinary Shares and the Representative Shares exhibited in the Registration Statement (the Share Certificates).

13	A draft of the form of the underwriting agreement to be entered into by the Company and the Representative exhibited in the Registration Statement (the Underwriting Agreement).

14	A draft of the form of the warrants agreement and the warrants certificate constituting the Warrants exhibited in the Registration Statement (the Warrants Documents and, together with the Unit Certificates, the Share Certificates and the Underwriting Agreement, the Documents).

Schedule 2

Assumptions

1	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

2	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

3	The CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search remains true and complete and that such information has not since been altered.

4	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

5	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

6	Each Document has been or will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

7	Each Document has been or will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands).

Schedule 3

Qualifications

Good standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands court would have no grounds to set aside the limited liability of a shareholder.

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares and the Representative Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares or the Representative Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.